Exhibit 99.(h)(7)

ADDENDUM

To Transfer Agency and Service Agreement
between
Harris Associates Investment Trust
and
Boston Financial Data Services, Inc.

This Addendum (“Addendum”), is made as of July 17, 2014, (the “Addendum Effective Date”), by and between Boston Financial Data Services, Inc., (the “Transfer Agent”) and the Fund (the “Fund”) to the Transfer Agency and Service Agreement dated October 1, 2005, as amended (the “Agreement”).

NOW THEREFORE, the parties agree to supplement the Agreement as follows:

1.                                      Background. Transfer Agent has enhanced its lost shareholder, escheatment, and shareholder outreach business line to assist its clients with their federal and state unclaimed property requirements (the “UPA Services”).

2.                                      UPA Services. Subject to the Fund’s payment of the fees for the UPA Services as defined herein set forth on Exhibit B attached hereto (the “UPA Service Fee”), Transfer Agent agrees to provide the UPA Services described on Exhibit A attached hereto (“UPA Services”). Transfer Agent agrees that the UPA Services will comply with all applicable federal laws, rules and regulations including, but not limited to Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and privacy laws, and will use its best efforts to ensure that the UPA Services will comply with all applicable state laws, rules and regulations, including but not limited to, state escheatment laws (as interpreted by the Transfer Agent using its best efforts), and privacy laws. Upon written consent of the Fund, Transfer Agent may subcontract all or a portion of the UPA Services to a third-party (“UPA Subcontractor”). Transfer Agent shall be fully responsible and liable to the Fund for the acts and omissions of the UPA Subcontractor as it is for its own acts, omissions, and representations in connection with the UPA Services. The Transfer Agent advises the Fund that as of the date of this Addendum the UPA Subcontractor is Venio LLC d/b/a Keane. The Fund acknowledges that the Transfer Agent may receive agreed upon portions of the compensation paid by shareholders to the UPA Subcontractor in connection with the Additional Asset Searches set forth in Exhibit D attached hereto.

3.                                      Integration. This Addendum shall be integrated into and form part of the Agreement as of the Addendum Effective Date. In the event of any inconsistency between this Addendum and the Agreement, this Addendum shall control. Except as supplemented herein, the remaining terms and provisions of the Agreement shall not be affected by this Addendum and shall continue in full force and effect.

4.                                      Liability. Transfer Agent’s aggregate liability during any term of this Addendum with respect to, arising from or arising in connection with this Addendum, or from all services provided or omitted to be provided by Transfer Agent under this Addendum for all of the

Oakmark Funds

Fund subject to this Addendum, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by Transfer Agent as fees and charges, but not including reimbursable expenses, for the Fund covered by this Addendum during the nine (9) calendar months immediately preceding the first event for which recovery from Transfer Agent is being sought.

5.                                      Termination. Fund may cancel the UPA Services at any time upon 60 days written notice to Transfer Agent.

Nothing in this Addendum shall be deemed a waiver or amendment of any other terms, provisions, obligations or conditions of the Agreement, except as specified herein. All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Signatures on following page

ADDENDUM
Signature Page

IN WITNESS WHEROF, Transfer Agent and Fund have caused this Addendum to be executed by their respective duly authorized representatives as of the Addendum Effective Date.

BOSTON FINANCIAL DATA SERVICES, INC.		HARRIS ASSOCIATES INVESTMENT TRUST

By:	/s/ Richard J. Johnson	By:	/s/ Kristi L. Rowsell

Name:	Richard J. Johnson	Name:	Kristi L. Rowsell

Title:	Managing Director	Title:	President
As an Authorized Officer on behalf of Fund

Exhibit A
Description of UPA Services
Dated: July 17, 2014

1. Lost Shareholder Services

a.              Transfer Agent will use its best efforts to capture and maintain records of shareholder contact sufficient to establish active shareholder account status pursuant to its good faith interpretation of applicable state escheatment laws, rules and regulations.

b.              After two mailings sent by Transfer Agent to a shareholder have been returned undeliverable (“RPO”), a stop-mail code is put on the shareholder’s account. Transfer Agent then performs the two database searches as required by Rule 17Ad-17 under the Exchange Act (“SEC Searches”) for lost shareholders in an attempt to locate the lost shareholder.

c.               If, as a result of these two searches, a more current address for the shareholder is provided, Transfer Agent will update the address on the account and remove the stop- mail code. If a more current address is not provided, Transfer Agent will conduct the Inactive Account Outreach Services as described in section 2 of this Exhibit A.

2. Inactive Account Outreach Services

a.              Transfer Agent will identify (i) RPO Accounts that were unresponsive to the SEC Searches, (ii) accounts reflecting outstanding checks, and (iii) accounts that have been inactive for at least two years or accounts that are inactive based on the Escheatment Dormancy Trigger Categories, as they are updated from time to time (“Dormancy Triggers”, attached as Exhibit C). (“Inactive Shareholders”).

b.              Transfer Agent will conduct further research to either identify an updated current shareholder address and telephone number that may be used to locate and activate the shareholders’ account status with the Fund, or identify the shareholder as deceased.

c.               Transfer Agent will annually mail one letter to each Inactive Shareholder requesting that they contact Transfer Agent to keep their accounts in active status. Transfer Agent will provide contact options for the shareholder, including but not limited to, mail, telephone, website.

d.              Transfer Agent will place a maximum of three calls to each Inactive Shareholder whose account worth exceeds threshold amounts established by the Fund in an attempt to activate such shareholder’s account status.

e.               If a beneficial owner of a deceased shareholder’s account (“Legal Claimant”) is located, Transfer Agent will follow the legal claimant process set forth in Exhibit D.

f.                Transfer Agent will update shareholder account records indicating the shareholder activity and date(s) of activity as required by applicable state law.

g.               Transfer Agent will provide periodic reports to the Fund, at such intervals as the parties may agree, concerning the effectiveness of the Inactive Outreach Services, along with any other information the Fund may reasonably request.

3. Escheatment Services

a.              In the event the Inactive Outreach Services do not establish contact with an Inactive Shareholder, Transfer Agent will mail a notice of escheatment to the shareholder or the payee of an outstanding check (the “Due Diligence Letters”) based on mailing schedules as established by the Transfer Agent that facilitate compliance with its good faith interpretation of applicable state escheatment laws.

b.              In the event there is no response to the Due Diligence Letters, Transfer Agent will escheat eligible property to the applicable states based on remittance schedules as established by applicable state law.

c.               Transfer Agent will provide periodic reports to the Fund, at such intervals as the parties may agree, concerning the Due Diligence Letters, shareholder response to such letters, accounts to be escheated by state, accounts escheated by state, along with any other information the Fund may reasonably request.

Exhibit B

Escheatment and UPA Services Fees

Dated: July 17, 2014

In consideration of the provision of the UPA Services set forth in this Addendum, the Fund shall pay the Transfer Agent the following UPA Services Fees. The UPA Services Fees and any out-of-pocket expenses incurred by the Transfer Agent in connection with providing the UPA Services hereunder shall be paid by the Fund in accordance with Section 3.2 (Out of Pocket Expenses) and Section 3.4 (Invoices) of the Agreement.

Implementation Fee:	$15,000.00

Annual Base Fee:	$17,500.00 per year

Reportable CUSIP Fee:	$250.00 per CUSIP

Escheated Item Fee:	$2.00 per item

External Data Feed Fee (Optional):	$500.00 per data feed execution

Secondary Inactive Shareholder Account Mailing Fee (Optional):	$5,000.00

Per call charge to Inactive Shareholders exceeding threshold amounts established by the Fund	$10.00/per call

NOTE:A 30% discount will be applied to all fees for the first year of service (July 1, 2014 through June 30, 2015)

Exhibit C

Escheatment and UPA Services Fees

Dated: July 17, 2014

Dormancy Trigger Categories

Inactivity Only	RPO Only	RPO and Inactivity	RPO or Inactivity

CO	AK	CA	AL
CT	NJ	DC	AR
DE	VA	GA	AZ
IL		ID	FL
KY		IA	HI
MD		MA	IN
MN		MI	KS
MS		MO	LA
ND		NE	ME
OR		NY	MT
PA		TN	NC
RI		UT	NH
SD		WY	NM
WA			NV
PR			OH
OK
SC
TX
VI
VT
WI
WV

Disclaimer: This information is provided for reference only based the interpretation of the Transfer Agent’s vendor, DST Systems, Inc. While the information is updated periodically and every effort is made to ensure its accuracy, unclaimed property laws and regulations are dynamic and often change with short notice.

Exhibit D
July 17, 2014

Transfer Agent will research the Fund’s RPO, lost or dormant accounts in an attempt to identify accounts where the registered owner is deceased, and it will search, identify and contact Legal Claimants. Transfer Agent will then endeavor to facilitate the entry into a written agreement with the identified Legal Claimants to recover the account on their behalf.

The Fund agrees to permit Transfer Agent to search and identify additional assets registered to such deceased shareholder using Fund’s shareholder data at Transfer Agent (each, a “Search”) to which the Legal Claimant with whom Transfer Agent has facilitated the entry into a written agreement may be entitled. Fund authorizes Transfer Agent to provide to UPA Subcontractor the result of any Search.

By:	/s/ Kristi L. Rowsell

Name:	Kristi L. Rowsell

Title:	President
As an Authorized Officer on behalf of the Fund